Valkyrie ETF Trust II 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2025, relating to the financial statements and financial highlights CoinShares Bitcoin and Ether ETF (formerly CoinShares Valkyrie Bitcoin and Ether Strategy ETF) and CoinShares Bitcoin Mining ETF (formerly CoinShares Valkyrie Bitcoin Miners ETF), each a series of Valkyrie ETF Trust II, which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectuses and “Miscellaneous Information” and “Financial Statements” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

January 22, 2026